Exhibit 10.5

March 25, 2019

ADES International Holding PLC
Unit 517, Floor 5, Index Tower
DIFC, UAE, Dubai - PO Box: 507118
Attention: Dr. Mohamed Farouk
Morcos William

Reference is made to that certain (i) Sale and Purchase Agreement, dated as of July 11, 2018, by and between Weatherford Worldwide Holdings GmbH, a Swiss company with limited liability (“Seller”), and ADES International Holding PLC (f.k.a. ADES International Holding Ltd.), a Dubai International Financial Centre entity (“Purchaser”), pertaining to the purchase by Purchaser of certain land drilling rig assets and operations of Seller and its Affiliates in the Republic of Algeria and State of Kuwait, as amended by (a) that certain side letter with respect to the Initial Closing of the Kuwait Assets, dated October 31, 2018 (the “Kuwait Side Letter”); (b) that certain side letter with respect to the Subsequent Closing of the Algeria Assets, dated February 27, 2019 (the “Algeria Side Letter”) and (c) that certain side letter with respect to the Delayed Algeria Rigs, dated March 18, 2019 (the “Delayed Algeria Rigs Side Letter”), (as may be further amended, supplemented or modified from time to time, collectively, the “AK Purchase Agreement”), (ii) Sale and Purchase Agreement, dated as of July 11, 2018, by and between Seller and Purchaser pertaining to the purchase by Purchaser of certain land drilling rig assets and operations of Seller and its Affiliates in the Kingdom of Saudi Arabia, as amended by that certain side letter, dated November 30, 2018 (the “KSA Side Letter”), (as may be further amended, supplemented or modified from time to time, the “KSA Purchase Agreement” and collectively with the AK Purchase Agreement, the “Purchase Agreement”) and (iii) Bridging Agreement, by and between Purchaser and Seller, dated as of July 11, 2018. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

In consideration of the mutual agreements, provisions and covenants contained in this letter agreement and the Purchase Agreement, pursuant to Sections 11.2 and 11.3 of the Purchase Agreement, Seller and Purchaser hereby agree as follows:

1.	Additional Closing Payment; Purchase Orders; Rig Capital Expenditure Program; Working Capital Adjustment; Employee Matters.

(a)
On the Iraq Transfer Date for Rig 827, in addition to the Purchase Price for Rig 827, Purchaser shall pay to Seller an amount equal to $308,586.29, representing amounts owed to Seller for packing and transportation costs (but not the port costs) pursuant to the Kuwait Side Letter.

(b)
On or before April 15, 2019, Purchaser shall (to the extent the expenses are validated by Purchaser after receipt of accompanying invoices, supporting documents and receipts) pay to Seller an amount equal to $7,424,112.09, representing all support and advance funds provided by Seller to Purchaser in the State of Kuwait and the Kingdom of Saudi Arabia as of the Iraq Transfer Date for Rig 827.  Seller shall provide to Purchaser copies of all invoices, supporting documents and receipts reasonably requested by Purchaser to allow Purchaser to validate that such amounts were incurred by Seller and its Affiliates. For the avoidance of doubt this letter does not prejudice the rights of either Party in relation any disagreement as to whether an amount has been validated.

(a)
The Parties agree that, for purposes of paragraph 4 of the Kuwait Side Letter (and Section 5.2(b) of the AK Purchase Agreement), the payment date for the second installment of $6,000,000 shall be extended to April 15, 2019.

(b)
The Parties agree that, for purposes of Section 2.5(c) of the AK Purchase Agreement, the 30 day dispute period referred to therein shall be extended 14 days, such that if the Parties do not resolve all items disputed pursuant to Section 2.5(b) of the AK Purchase Agreement by April 11, 2019, then the parties will submit the remaining items in dispute to Deloitte Touche Tohmatsu Limited for resolution, or if that firm is unwilling or unable to serve, the Parties will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of Purchaser or Seller.

(c)	The Parties agree that for purposes of the AK Purchase Agreement, Mohcen Belhachani shall not be deemed a Transferring Employee.

2.	Miscellaneous.

(a)
Each of the parties to this letter agreement represents and warrants that (i) such Person has all requisite corporate power and authority to execute, deliver and perform this letter agreement and (ii) the execution, delivery and performance of this letter agreement have been duly authorized by all requisite corporate approvals on the part of such Person.

(b)
The Parties agree that Purchase Agreement is and shall continue to be in full force and effect in accordance with its terms, and, except as expressly set forth in this letter agreement, no other modification to the Purchase Agreement is agreed to or implied. Without limiting the generality of the foregoing, and for the avoidance of doubt, nothing in this letter agreement is intended to constitute a waiver of any right or otherwise modify the obligations of the Parties under the Purchase Agreement, including without limitation, with respect to any claim that Seller might have under Article 9 of the Purchase Agreement, or with respect the rights and obligations of the Parties in respect of the Iraq Rigs under the Kuwait Side Letter. This letter agreement and the schedules and exhibits hereto, together with the Purchase Agreement and the other Transaction Documents, constitute the entire agreement among the parties hereto and their respective Affiliates with respect to the subject matter hereof and thereof. The Parties further agree that Section 11.5, Section 11.6 and Sections 11.8 through 11.16 of the Purchase Agreement are incorporated herein by reference as if set forth in full herein and shall apply to the terms and provisions of this letter agreement and the Parties hereto mutatis mutandis. For the avoidance of doubt, this letter agreement shall be deemed a “Transaction Document” for purposes of the Purchase Agreement.

3.
Seller Parent Guarantee. The Seller Parent has executed this letter agreement where provided for below to confirm that the guarantee it has given under Section 11.17 of the AK Purchase Agreement remains in full force and effect in accordance with its terms.

If the foregoing correctly sets forth your understanding of the subject matter hereof, please so indicate by executing this letter agreement in the space provided below.

(Signature page to follow)

Sincerely yours,

WEATHERFORD WORLDWIDE HOLDINGS GMBH

By:	/s/ Josh McMorrow
Name:	Josh McMorrow
Title:	Managing Officer

Signature page to Letter Agreement (Iraq Rig 827)

Solely for purposes of paragraph 3 of this letter agreement:

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Josh McMorrow
Name:	Josh McMorrow
Title:	Vice President

Signature page to Letter Agreement (Iraq Rig 827)

Accepted and agreed on March 25, 2019:

ADES INTERNATIONAL HOLDING PLC

By:	/s/ Dr. Mohamed Farouk
Name:	Dr. Mohamed Farouk
Title:	Director

Signature page to Letter Agreement (Iraq Rig 827)